SHARE EXCHANGE AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of September 21, 2007, by and among EASTBRIDGE INVESTMENT GROUP CORPORATION, INC., an Arizona corporation ("EBIG") listed on the Over the Counter Bulletin Board (OTCBB) under the trading symbol EBIG, and AREM WINE PTY, LTD., an Australian limited liability company ("AREM").

RECITALS:

A.

EBIG will acquire 150 shares of the authorized, but unissued common stock of AREM, representing 15% of AREM, as of Sept 21, 2007, in exchange for 8,000,000 shares of the authorized, but unissued common stock of EBIG.

B.

It is the intention of the parties hereto that: (i) EBIG shall acquire 150 shares of the authorized but unissued common stock of AREM, representing 15% of AREM, in exchange for 8,000,000 shares of the authorized but unissued common stock of EBIG, no par value ("Common Stock"), set forth below (the "Exchange"); (ii) the Exchange will qualify as a tax-free reorganization pursuant to sections 354 and Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the parties reside. Although the Exchange qualifies as a tax-free reorganization under the Code, the same tax treatment may not exist in other countries.

C.

The board of directors of EBIG deems it to be in the best interest of EBIG and its shareholders to acquire the Shares of AREM.

D.

The board of directors of AREM deems it to be in the best interest of AREM and its shareholders to exchange the Shares of AREM for shares of EBIG, as hereinafter provided.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE OF SHARES

1.1    Exchange of Shares. EBIG and AREM hereby agree that on the Closing Date (as hereinafter defined in Section 8) a total of approximately 8,000,000 shares of Common Stock of EBIG (the "EBIG Shares") will be issued to AREM in exchange for 150 shares of Common Stock of AREM (the “AREM Shares”), representing 15 % of AREM.

1.2    Delivery of Shares. On the Closing Date, EBIG shall deliver a certificate representing the EBIG Shares to AREM in exchange for 150 of AREM Shares, representing 15 % of AREM. On the Closing Date, AREM shall deliver to EBIG the certificates representing the AREM Shares, duly endorsed (or with executed stock powers) so as to make EBIG the sole owner thereof.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE EBIG

EBIG hereby represents and warrants to AREM as follows:

2.1

Organization.  EBIG is a corporation duly incorporated and validly existing under the laws of the State of Arizona and is in good standing under such laws. The EBIG has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

2.2

Capitalization.  The authorized capital stock of the EBIG consists of 300,000,000 shares of Common Stock, no par value per share, of which 100,578,802 shares were issued and outstanding as of the date of its 10QSB filing for the quarter ended June 30, 2007 (prior to the stock issuances contemplated hereby). All such issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. There are no Convertible Securities presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the EBIG's capital stock or other securities.

2.3

Authorization.  EBIG has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the EBIG, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the EBIG, the authorization, sale, issuance and delivery of the EBIG Shares and the performance of the EBIG's obligations hereunder has been taken.  This Agreement has been duly executed and delivered by the EBIG and constitutes a legal, valid and binding obligation of the EBIG, enforceable against EBIG in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  Upon the issuance and delivery of the EBIG Shares as contemplated by this Agreement, the EBIG Shares will be validly issued, fully paid and nonassessable.  The issuance and sale of the EBIG Shares contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person.

2.4

No Conflict.   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit, under, any provision of the EBIG's Articles of Incorporation, as amended, or Bylaws of the

EBIG, as amended, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule, listing or stock exchange rule, or regulation applicable to the EBIG, its properties or assets.

2.5

Consents, Etc.  No consent, approval or authorization of or designation, declaration or filing with the EBIG’s shareholders or any governmental authority on the part of the EBIG is required in connection with the execution and delivery of this Agreement, the offer, sale or issuance of the EBIG Shares, or the consummation of any other transaction contemplated hereby, except such filings as may be required to be made with the SEC and with any state or foreign blue sky or securities regulatory authority.

2.6

Litigation.  There is no pending or, to the best of EBIG's knowledge, threatened lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation ("Litigation") to which the EBIG is a party or by which any portion of its assets taken as a whole may be bound, and which Litigation if adversely determined would have a material adverse effect on EBIG.

2.7

Financial Statements.  The audited balance sheet of the EBIG as of June 30, 2007 and the related audited statements of operations, cash flows, and stockholders' equity of the EBIG for the fiscal year then ended, copies of which have been furnished to AREM, and the balance sheet of the EBIG at June 30, 2007, and the related statements of operations and cash flow of the EBIG for the three months then ended fairly present, subject, in the case of the balance sheet at June 30, 2007, and said statements of income and cash flow for the three months then ended, to year-end audit adjustments, the financial condition of the EBIG at such dates and the results of the operations of the EBIG for the periods ended on such dates, and such balance sheets and statements of operations, cash flows, and stockholders' equity were prepared in accordance with United States generally accepted accounting principles ("GAAP") (and in compliance with the regulations promulgated by the SEC). The term "Material Adverse Change" shall mean (a) a material adverse change in the business, financial condition, results of operations or prospects of the EBIG, or (b) the occurrence and continuance of any event or circumstance which could reasonably be expected to have a material adverse effect on the EBIG's ability to perform its obligations under this Agreement or any material Agreement of the EBIG.

2.8

Interested Party Transactions.  Except as otherwise reflected in the Reports, no executive officer, director or stockholder owning 5% of the outstanding Common Stock of the EBIG or any "affiliate" or "associate" (as these terms are defined in Rule 405 promulgated under the Securities Act) of any such person or entity or the EBIG has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the EBIG, or (ii) purchases from or sells or furnishes to the EBIG any goods or services, or (b) a beneficial interest in any contract or agreement to which the EBIG is a party or by which it may be bound or affected.

SECTION 3  REPRESENTATIONS AND WARRANTIES OF AREM

AREM hereby represents and warrants to the EBIG as follows:

3.1

Authority.  The AREM has all right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the AREM and constitutes a legal, valid and binding obligation of the AREM, enforceable against the AREM in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

3.2 Capitalization.  At the time of closing: the authorized capital stock of the AREM consists of 1,000 shares of Common Stock, of which EBIG is issued 150 shares and AREM is issued additional 450 shares to bring its total holding to 850 shares. All such issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable Australian securities laws. There are no Convertible Securities presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the AREM's capital stock or other securities.

3.3

Investigation. The AREM has had a reasonable opportunity to ask questions relating to and otherwise discuss the terms and conditions of the information set forth in this Agreement and the EBIG's business, management and financial affairs with the EBIG's senior management.  To the extent necessary, the AREM has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Shares hereunder.

SECTION 4. COVENANTS

            4.1    Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

            4.2    Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, parties agree to keep confidential any information disclosed to each other in connection therewith for a period of two (2) year from the date hereof; provided, however, such obligation shall not apply to information which:

(i)

at the time of the disclosure was public knowledge;

(ii)

after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(iii)

the receiving party had within its possession at the time of disclosure; or

(iv)

is ordered disclosed by a Court of proper jurisdiction.

SECTION 5. CONDITIONS PRECEDENT

            5.1    Conditions Precedent to the Obligation of EBIG.  All obligations of the EBIG under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions:

                    (a)    The representations and warranties by or on behalf of EBIG contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

                    (b)    EBIG shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

                    (c)    On or before the Closing, the Board of Directors and shareholders owning a majority of the outstanding shares of EBIG shall have approved, in accordance with Arizona law, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable EBIG to comply with the terms of the Agreement.

                    (d)    EBIG shall have sufficient shares of EBIG Common Stock authorized but unissued to complete the Exchange.

            5.2    Conditions Precedent to the Obligations of AREM. All obligations of AREM under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

                    (a)    The representations and warranties by AREM contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time;

                    (b)    AREM shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing.

         (c)    On or before the Closing, the Board of Directors and shareholders owning a majority of the outstanding shares of AREM shall have approved, in accordance with Australian law, the execution, delivery and performance of this

Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable AREM to comply with the terms of the Agreement.

                    (d)    AREM shall have sufficient shares of AREM Common Stock authorized but unissued to complete the Exchange.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either party to investigate the affairs of the other party and its shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for one year following the Closing Date.

 SECTION 7. INDEMNIFICATION

    For a period of one (1) year from the Closing Date, AREM agrees to indemnify and hold harmless EBIG, its officers, directors and principal shareholders, and EBIG agrees to indemnify and hold harmless AREM, its officers, directors and principal shareholders, at all times against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, incident to any of the foregoing, resulting from any material misrepresentation made by any indemnifying party to an indemnified party, an indemnifying party's breach of a covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation or omission from any certificate, financial statement or tax return furnished or to be furnished hereunder.

    If the indemnified party receives written notice of the commencement of any legal action, suit or proceeding with respect to which the indemnifying party is or may be obligated to provide indemnification pursuant to this Section, the indemnified party shall, within 30 days of the receipt of such written notice, give the indemnifying party written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such 30 day period shall not constitute a waiver by the indemnified party or its rights to indemnity hereunder with respect to such action, suit or proceeding unless the defense thereof is prejudiced thereby. Upon receipt by the indemnifying party of a Claim Notice from the indemnified party with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the indemnifying party may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. The indemnified party shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably required in connection therewith. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnifying party shall not have with reasonable promptness employed counsel to assume the defense of the Third Party Claim, in which event such fees and expenses shall be borne solely by the indemnifying party. The indemnifying party shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the indemnified party, which consent shall not be delayed or which shall not be required if the indemnified party is granted a release in connection therewith. If the indemnifying party shall fail with reasonable promptness to defend such Third Party Claim, the indemnified party may defend, satisfy or settle the Third Party Claim at the expense of the indemnifying party and the indemnifying party shall pay to the indemnified party the amount of such Loss within ten days after written demand thereof. The indemnification provisions hereof shall survive the termination of this Agreement.

SECTION 8. DOCUMENTS AT CLOSING AND THE CLOSING

            8.1    Documents at Closing. At the Closing Date, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                    (a)    AREM will deliver, or will cause to be delivered, to EBIG the following:

                            (i)    a certificate executed by the President and Secretary of AREM to the effect that all representations and warranties made by AREM under this Agreement are true and correct as of the Closing, the same as though originally given to EBIG on said date;

                            (ii)    certificates representing those shares of AREM to be exchanged for EBIG Shares will be delivered, if legally possible, along with duly executed powers transferring such certificates to AREM;

                            (iii)    all other items, the delivery of which is a condition precedent to the obligations of EBIG, as set forth in Section 5.

                    (b)    EBIG will deliver or cause to be delivered to AREM and/or its Shareholders:

                            (i)    certificates representing those shares of EBIG to be exchanged for AREM Shares will be delivered, if legally possible, along with duly executed powers transferring such certificates to AREM;

                            (ii)    certified copies of resolutions by EBIG Board of Directors authorizing this transaction;

                            (iii)     all other items, the delivery of which is a condition precedent to the obligations of AREM, as set forth in Section 5 hereof.

8.2    Closing Date. The Closing shall take place at the time or place as may be agreed upon by the parties hereto ("Closing Date"), but in no event shall the Closing Date be later than Oct 31, 2007, unless agreed upon by the parties in writing. At the Initial Closing, the parties shall provide each other with such documents as may be necessary.

SECTION 9. MISCELLANEOUS

            9.1    Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

            9.2    Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

            9.3    Assignment.  This Agreement is not assignable except by operation of law.

9.4

Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

This agreement shall supersede all the previous agreements, verbal or written.

If to EBIG:

EastBridge Investment Group Corporation, Inc.

2101 East Broadway Road, Unit 390

Tempe, Arizona 85282

Fax:  480-966-0808

Phone:  480-966-2020

Attn: Norm Klein

If to AREM:

APT Marketing Pty, Ltd.

Australia

Level 4, 180 Albert Road, South Melbourne Victoria 3205 Australia

Phone: + 61-3-9699 3266

Facsimile: + 613 9682 79593000

Attn: Thomas Tang

With a copy to:

Dieterich & Mazarei, LP

11300 W. Olympic Blvd, Suite 800

Los Angeles, Ca 90064

Attn:  Christopher H. Dieterich

(Facsimile) (310) 312-6680

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

            9.5    Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Arizona, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

            9.6    Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

            9.7    Entire Agreement.  This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the exchange and issuance of the Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

            9.8    Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9    Severability of Provisions.   In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic impact of this Agreement on any party.

            9.10    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

            9.11    Binding Effect.   This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

            9.12    Tax Treatment. EBIG and AREM acknowledge that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

            9.13    Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

            9.14    Termination. This Agreement may be terminated by mutual agreement by the either party if the Closing Date does not occur by Oct 31, 2007.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EASTBRIDGE INVESTMENT GROUP CORPORATION, INC.

By:  /s/ Keith Wong

Name: Keith Wong

Title: Chief Executive Officer and Director

On behalf of AREM WINE PTY, LTD.

By:  /s/ Thomas Tang

Name:  Dr. Thomas Tang

APC Marketing PTY, LTD.

Title: President and Director

APC Marketing PTY, LTD.

By:  /s/ Thomas Tang

Name:  Dr. Thomas Tang

Title: President and Director